UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VISION-SCIENCES, INC.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

VISION-SCIENCES, INC.
40 Ramland Road South,
Orangeburg, New York 10962

Notice of Annual Meeting of Stockholders
To be Held on August 21, 2007

The Annual Meeting of Stockholders of Vision-Sciences, Inc. (the “Company”) will be held at our principal offices at 40 Ramland Road South, Orangeburg, New York 10962 on August 21, 2007 at 10:00 a.m., local time, to consider and act upon the following matters:

(1)         To elect Lewis C. Pell and John J. Wallace, as Class I Directors, each to serve for a three-year term;

(2)         To ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accountants;

(3)         To approve the 2007 Stock Incentive Plan of the Company; and

(4)         To transact such other business as may properly come before the meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting. Only those stockholders of record at the close of business on July 16, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. at our principal executive offices at 40 Ramland Road South, Orangeburg, New York 10962 by contacting the Secretary of the Company.

By Order of the Board of Directors,
/s/ LEWIS C. PELL
Lewis C. Pell, Chairman
Orangeburg, New York
July 30, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEEDS TO BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

VISION-SCIENCES, INC.

40 Ramland Road South
Orangeburg, New York 10962

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on August 21, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vision-Sciences, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on August 21, 2007 at 10:00 a.m. at our principal offices at 40 Ramland Road South, Orangeburg, NY 10962 and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

This Proxy Statement was mailed to stockholders on or about July 30, 2007.

Voting Securities and Votes Required

At the close of business on July 16, 2007, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 35,253,031 shares of Common Stock of the Company, $.01 par value per share (“Common Stock”), constituting all of the voting stock of the Company. Holders of Common Stock are entitled to one (1) vote per share.

The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. Ratification of the appointment of the independent registered public accountants and the approval of the 2007 Stock Incentive Plan each require the affirmative vote of a majority of shares of Common Stock voting on the matter.

Shares held by stockholders who abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter.

Certain stockholders, who collectively own 19,270,668 shares of the Company’s Common Stock, or approximately 55% of the Company’s Common Stock, have entered into voting agreements pursuant to which they have agreed to vote FOR the approval of the Company’s 2007 Stock Incentive Plan. These stockholders hold a sufficient number of shares to approve Proposal 3, even if no other shares are voted for it. As a result, the 2007 Company’s Stock Incentive Plan will be approved. The voting agreements pertain only to Proposal 3 and there is no other voting arrangement pertaining to Proposals 1, 2 or 4.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING.

None of the matters to be acted on at the Annual Meeting give rise to any statutory right of a stockholder to dissent and obtain the appraisal of or payment for such stockholder’s shares.

Stock Ownership of Certain Beneficial Owners and Managers

Stock Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of the Company’s Common Stock as of June 1, 2007 (i) by each current director or nominee for director, (ii) by each of the executive officers or former executive officer named in the Summary Compensation Table set forth under the caption “Executive Compensation and Other Information” below and (iii) by all directors and executive officers as of June 1, 2007 as a group:

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percentage of Outstanding Common Stock Beneficially Owned(3)
Ron Hadani	1,710,000	(4)	4.3%
Yoav M. Cohen	—		*
Carlos Babini	—		*
Mark S. Landman	209,500	(5)	*
Jitendra Patel	48,750	(6)	*
David W. Anderson	8,000	(7)	*
Kenneth W. Anstey	205,290	(8)	*
Warren Bielke	8,000	(9)	*
Katsumi Oneda	8,370,190	(10)	20.9%
Lewis C. Pell	8,257,702	(11)	20.6%
John J. Wallace	28,000	(12)	*
James A. Tracy	1,500	(13)	*
All current directors and executive officers as a group 11 persons)	18,845,432	(14)	47%

                 * Less than 1% of the shares of Common Stock outstanding

       (1) Unless otherwise indicated, the address of each beneficial owner is to Vision-Sciences, Inc., 40 Ramland Road South, Orangeburg, New York 10962.

       (2) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The number of shares of Common Stock beneficially owned by each director, nominee for director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

       (3) The number of shares deemed outstanding includes 35,253,031 shares outstanding as of June 1, 2007 and any shares subject to stock options and warrants held by the person or entity in question that are currently exercisable or exercisable within 60 days after June 1, 2007.

       (4) Comprised of 1,710,000 shares subject to stock options currently exercisable or exercisable within 60 days after June 1, 2007.

       (5) Includes 197,500 shares subject to stock options currently exercisable or exercisable within 60 days after June 1, 2007.

       (6) Comprised of 48,750 shares subject to stock options currently exercisable or exercisable within 60 days after June 1, 2007.

       (7) Comprised of 8,000 shares subject to stock options currently exercisable or exercisable within 60 days after June 1, 2007.

       (8) Includes 44,000 shares subject to stock options currently exercisable or exercisable within 60 days after June 1, 2007.

       (9) Comprised of 8,000 shares subject to stock options currently exercisable or exercisable within 60 days after June 1, 2007.

(10) Includes 37,500 shares and 47,500 shares held of record and beneficially owned by Mr. Oneda’s son and daughter, respectively. Mr. Oneda disclaims beneficial ownership of these shares. Also includes warrants to purchase 92,593 common shares at $3.75 per share.

(11) Includes 50,000 shares and 37,500 shares held of record and beneficially owned by Mr. Pell’s wife and child, respectively. Mr. Pell disclaims beneficial ownership of these shares. Also includes warrants to purchase 92,593 common shares at $3.75 per share. The address for such stockholder is c/o Machida Incorporated 40 Ramland Road South, Orangeburg, NY 10962.

(12) Comprised of 28,000 shares subject to stock options currently exercisable or exercisable within 60 days after June 1, 2007.

(13) Mr. Tracy was not an executive officer as of June 1, 2007, having resigned as of December 31, 2006.

(14) Does not include James A. Tracy, who was no longer an executive officer of the Company as of June 1, 2007, having resigned as of December 31, 2006. Includes, as to all directors and executive officers as a group, 2,401,936 shares subject to stock options and warrants that are currently exercisable or exercisable within 60 days after June 1, 2007. Also includes shares for which certain individuals have disclaimed beneficial ownership, as set forth in the above footnotes.

Stock Ownership of Certain Shareholders

The following table sets forth the beneficial ownership of the Company’s Common Stock as of June 1, 2007 by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Outstanding Common Stock Beneficially Owned
Capital Research & Management Company	1,884,500	(1)	4.7%
Perceptive Life Sciences Master Fund, Ltd.	3,572,190	(2)	8.9%
Pentax Corporation	2,000,000	(3)	5.0%

(1)          Based solely on the Schedule 13G, dated February 12, 2007, filed jointly by Capital Research and Management Company (“Capital Research”) and SMALLCAP World Fund, Inc. (“SMALLCAP”). Capital Research is an investment advisor, registered under Section 203 of the Investment Advisors Act of 1940, to SMALLCAP and consequently has voting control and investment discretion over securities held by SMALLCAP. Capital Research disclaims beneficial ownership of the shares held by SMALLCAP. The mailing address of the beneficial owner is 33 South Hope Street, Los Angeles, CA 90071.

(2)          Includes (i) 2,222,222 shares and 740,740 shares held of record and beneficially by Perceptive Life Sciences Master Fund, Ltd. (“Perceptive”) and/or its affiliated funds and Joseph Edelman, respectively, (ii) warrants to purchase an aggregate of 609,228 common shares held by Perceptive and Mr. Edelman, at $3.75 per share, exercisable at March 31, 2006, and (iii) excludes warrants to purchase 131,512 common shares held by Perceptive and Mr. Edelman which would cause Perceptive and Mr. Edelman, collectively, to beneficially own in excess of 9.99% of the outstanding shares of Common Stock of the Company, as prohibited by the terms of the warrants held by them. Mr. Edelman is the managing member of Perceptive Advisors LLC, the investment manager of Perceptive. The address for such stockholder is 7284 W. Palmetto Park Rd., Suite 306, Boca Raton, FL 33433.

(3)          Based on information provided by Pentax Corporation. The address for the beneficial owner is 2-36-9, Maeno-cho, Itabashi-Ku Tokyo 174-8639 Japan.

Voting Agreement

Certain stockholders, who collectively own 19,270,668 shares of the Company’s Common Stock, or approximately 55% of the Company’s Common Stock, have entered into voting agreements pursuant to which they have agreed to vote FOR the approval of the Company’s 2007 Stock Incentive Plan. These stockholders hold a sufficient number of shares to approve Proposal 3, even if no other shares are voted for it. As a result, the 2007 Company’s Stock Incentive Plan will be approved. The voting agreements pertain only to Proposal 3 and there is no other voting arrangement pertaining to Proposals 1, 2 or 4.

The stockholders that are party to the voting agreements and the number of shares of Common Stock subject thereto are The Lewis C. Pell Revocable Trust (8,027,609 shares of Common Stock), Lewis C. Pell (50,000 shares), Candice N. Pell UGMA (37,500 shares), Katsumi Oneda (8,192,597 shares of Common Stock), Perceptive Life Sciences Master Fund, Ltd. (2,222,222 shares) and Joseph Edelman (740,740 shares).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, file with the Securities and Exchange Commission reports of initial ownership of the Company’s Common Stock and subsequent changes in that ownership and furnish the Company with copies of all forms they file pursuant to Section 16(a). Form 4s were not filed on a timely basis to report option grants to Messrs. Anstey, Wallace, Bielke and Anderson on August 3, 2006. Each of these reports has now been filed. In making this disclosure, the Company has relied solely on a review of Forms 3, 4 and 5 furnished to the Company, any written representations from reporting persons and copies of the reports that they have filed with the SEC.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two Class I Directors, whose terms expire at the 2007 Annual Meeting of Stockholders, two Class II Directors, whose terms expire at the 2008 Annual Meeting of Stockholders, and three Class III Director, whose term expires at the 2009 Annual Meeting of Stockholders (in all cases subject to the election of their successors and to their earlier death, resignation or removal). Once elected at the 2007 Annual Meeting, the term for the Class I directors will expire at the 2010 Annual Meeting of Stockholders (subject to the election of their successors and to their earlier, death, resignation or removal).

The persons named in the enclosed proxy will vote for Lewis C. Pell and John J. Wallace as Class I Directors, unless authority to vote for the election of Messrs. Pell and Wallace is withheld by marking the proxy to that effect. Messrs. Pell and Wallace are currently Class I Directors of the Company. Messrs. Pell and Wallace have indicated willingness to serve, if elected, but if any are unable or unwilling to stand for election, proxies may be voted for a substitute nominee or nominees designated by the Board of Directors.

Set forth below is the name and certain information with respect to each director of the Company, including the nominees for Class I Directors.

Name	Class of Director	Age	First Became a Director
Lewis C. Pell	I	64	1987
John J. Wallace(1)(3)(4)	I	53	2001
Ron Hadani	II	51	2003
Katsumi Oneda	II	69	1987
David W. Anderson(2)(4)	III	54	2005
Kenneth W. Anstey(1)(2)(3)(4)	III	61	1993
Warren Bielke(l)(3)(4)	III	60	2005

(1)          Member of Audit Committee

(2)          Member of Compensation Committee

(3)          Member of Nominating Committee

(4)          Member is “independent” as defined by the listing standards of The Nasdaq Stock Market.

Lewis C. Pell, a co-founder of the Company, has been Chairman of the Company since October 2005. Prior to that, Mr. Pell served as Vice-Chairman of the Board of Directors of the Company since May 1992. Mr. Pell is a founder or cofounder and director of several other privately held medical device companies.

John J. Wallace served as Chief Operating Officer of Nova Biomedical Corporation, a medical device company, from October 1991 through June 2007. Since April 2007, Mr. Wallace has also been a director of Zoll Medical Corporation, a publicly held company that manufacturers resuscitation devices and related software solutions. Mr. Wallace is a director of several private companies.

Ron Hadani has served as President and Chief Executive Officer of the Company since February 2003. From November 2001 to February 2003, Mr. Hadani was a self-employed business development consultant. From April 2000 through October 2001, Mr. Hadani served as President of Kontron Medical LLC, an ultrasound equipment company. From 1997 to 2000, Mr. Hadani served as a divisional vice-president of U.S. Surgical after having sold to U.S. Surgical, Ultrasound Technologies, a company he founded and served as its president from 1986 to 1996. Mr. Hadani is a director of a private company.

Katsumi Oneda, a co-founder of the Company, was the Chairman of the Board of Directors of the Company from October 1993 to October 2005. From October 1993 through January 2003 he also served as President and Chief Executive Officer of the Company. He served as Vice-Chairman of the Board of Directors of the Company from May 1992 to October 1993, as Honorary Chairman of the Board of Directors from October 1991 to October 1993 and as Chairman of the Board of Directors from September 1990 to October 1991. Mr. Oneda is a director of a private company.

David W. Anderson has served as President, Chief Executive Officer and director of Gentis, Inc. since November 2004. Prior to that, Mr. Anderson was the President, Chief Executive Officer and director of Sterilox Technologies, Inc. from March 2000 to November 2004. Mr. Anderson is a director of Photomedex Inc., Inion Ltd. and several private companies.

Kenneth W. Anstey served as President and Chief Executive Officer of Coapt Systems, Inc., a developer of bioabsorbable implants from December 2002 until May 2007 and served as President and Chief Executive Officer of Oratec Interventions Inc., a publicly traded medical device company, from July 1997 through May 2002. Mr. Anstey is a director of several private companies.

Warren Bielke has served as President and CEO of Vertebral Technologies, Inc., a developer of spinal implants since June 2005. Prior to that, Mr. Bielke was self-employed as a consultant and investor with start-up businesses from September 1999 to June 2005. Mr. Bielke is a director of two other private companies.

Executive officers of the Company are generally elected by the Board of Directors on an annual basis and serve at the Board’s discretion. No family relationship exists among any of the executive officers or directors of the Company.

Board Structure, Committees of the Board and Meetings

The Board of Directors met six (6) times during the fiscal year ended March 31, 2007. Each incumbent director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served. All members of the Board of Directors are expected to attend the Annual Meeting in person, and all members of the Board of Directors attended the last such meeting on August 3, 2006 in person.

Audit Committee

The Company has a standing Audit Committee of the Board of Directors in accordance with the Securities Exchange Act, which reviews the Company’s independent registered public accountants performance in the annual audit, reviews audit fees, reviews fees for the preparation of the Company’s tax returns, discusses the Company’s internal accounting control policies and procedures and considers and appoints the Company’s independent registered public accountants. The Audit Committee met seven (7) times during the fiscal year ended March 31, 2007. The current members of the Audit Committee are Messrs. Anstey, Bielke and Wallace and each member is “independent” under the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that Mr. Wallace is an “audit committee financial expert” on the Audit Committee within the meaning of the rules of the Securities and Exchange Commission.

Compensation Committee

The Company has a standing Compensation Committee of the Board of Directors, which sets the compensation levels of executive officers of the Company (subject to review by the Board of Directors),

provides recommendations to the Board regarding compensation of executive officers and compensation programs of the Company, administers the Company’s 2000 Stock Option Plan and authorizes option grants under the 2000 Plan to all employees of the Company. When approved, the Company’s 2007 Stock Incentive Plan will be administered by the Compensation Committee. The Compensation Committee met twelve (12) times during the fiscal year ended March 31, 2007. The current members of the Compensation Committee are Messrs. Anderson and Anstey. Each of the members of Compensation Committee is “independent” under the listing standards of The Nasdaq Stock Market. The Compensation Committee does not maintain a separate charter.

In the fiscal year ended March 31, 2007, and for the annual reviews of the executive officers of the Company effective in April 2007, the Board of Directors did not modify or reject in any material way any action or recommendation of the Compensation Committee. In making decisions regarding executive compensation, the Compensation Committee considers the input of the Company’s other directors, including the input of the Chief Executive Officer of the Company, with respect to the compensation of the Company’s other executive officers. The compensation of the chief executive officer of the Company is recommended by the Compensation Committee without the chief executive officer present during deliberations and voting.

Nominating Committee

The Company has a standing Nominating Committee of the Board of Directors, which is currently composed of three directors, Messrs. Anstey, Bielke and Wallace. The Nominating Committee assists the Board by identifying individuals qualified to become Board members and recommends to the Board potential candidates for election as a director and nominees for each committee of the Board (other than the Nominating Committee). Each member of the Nominating Committee is “independent” under the listing standards of The Nasdaq Stock Market. Because there were no vacancies on the Board of Directors or any of the committees of the Board, the Nominating Committee did not meet during the fiscal year ended March 31, 2007.

The Nominating Committee strives to select individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be the most effective, in conjunction with the other director nominees, in collectively serving the long-term interests of the stockholders. To this end, the Nominating Committee seeks director nominees with the highest professional and personal ethics and values, an understanding of the Company’s business and industry, diversity of business experience and expertise, a high level of education and broad-based business acumen. The Nominating Committee also will consider any other factor which it deems relevant in selecting individuals as director nominees. The Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by the Company’s directors and management or by the Company stockholders.

Committee Charters

The Board has adopted and maintains an Audit Committee Charter which it reviews annually. The Board has adopted and maintains a Nominating Committee Charter. A copy of the Audit Committee Charter and the Nominating Committee Charter are available on the Company’s website at www.visionsciences.com.

Stockholder Recommendations and Communications

The Company has an unwritten policy with regard to stockholder recommendations. Stockholders may recommend candidates for the Board by writing Vision-Sciences, Inc., Attn: Secretary, 40 Ramland Road South, Orangeburg, New York 10962. All stockholder recommendations that are received will be submitted to the Nominating Committee for review and consideration. Nominations of directors by stockholders will be considered and reviewed by the Nominating Committee, which will determine whether these nominations should be presented to the Board. Candidates are required to have the minimum qualifications described above that the Nominating Committee uses in its director recommendations.

Stockholders may send communications to the Board or to one or more individual directors at any time. Stockholders should direct their communication to the Board or to the individual director(s), in care of the Secretary of the Company at the Company’s principal offices, 40 Ramland Road South, Orangeburg, New York 10962. Any stockholder communications that are addressed to the Board or specified individual directors will be delivered by the Secretary of the Company to the Board or such specified individual directors.

Compensation Committee Interlocks and Insider Participation

Messrs. Anstey and Anderson served as members of the Compensation Committee during the fiscal year ended March 31, 2007. No member of the Compensation Committee was at any time during the fiscal year ended March 31, 2007, an officer or employee of the Company nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

None of the Company’s executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of or member of the Company’s Compensation Committee.

Director Compensation

The following table sets forth certain information concerning the compensation of the Company’s Directors for the fiscal year ended March 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(6)	Total ($)
Ron Hadani(1)(2)(7)	—	—	—
David Anderson(3)(5)(7)	$ 10,000	$ 3,790	$ 13,790
Kenneth W. Anstey(3)(4)(5)(7)	$ 13,000	$ 3,790	$ 16,790
Warren Bielke(3)(4)(5)(7)	$ 13,000	$ 3,790	$ 16,790
Katsumi Oneda(1)	—	—	—
Lewis C. Pell(1)(5)	—	—	—
John J. Wallace(3)(4)(5)(7)	$ 13,000	$ 3,790	$ 16,790

(1)          Messrs. Hadani, Oneda and Pell do not receive any compensation in their capacity as Directors of the Company, with the exception of reimbursement of Company-related travel expenses.

(2)          See the “Summary Compensation Table” below for disclosure of compensation as an executive officer.

(3)          Messrs. Anderson, Anstey, Bielke and Wallace receive an annual Director’s fee in the amount of $10,000, payable quarterly and are also reimbursed for certain Company-related travel expenses.

(4)          Members of the Audit Committee receive $500 for each Audit Committee meeting attended.

(5)          Mr. Pell is an employee of the Company and received $109,270 in the fiscal year ended March 31, 2007.

(6)          The amounts in this column reflects the expenses related to options granted to the Company’s directors recognized in the Company’s 2007 financial statements pursuant to Statement of Financial Accounting Standards No. 123R.

(7)          At March 31, 2007, Mr. Hadani had 2,000,000 options outstanding, Mr. Anderson had 8,000 options outstanding, Mr. Anstey had 44,000 options outstanding, Mr. Bielke had 8,000 options outstanding and Mr. Wallace had 28,000 options outstanding.

The 2003 Director Stock Option Plan (the “2003 Director Plan”) provides for the grant of non-statutory stock options (collectively “Director Options”) to directors of the Company who are not employees of the Company or any subsidiary of the Company (collectively “Outside Directors”). No discretionary options or other awards can be granted under the 2003 Director Plan; rather, Director Options to purchase 4,000 shares of Common Stock (subject to adjustment for stock splits, reverse stock splits, stock dividends, recapitalizations or other similar changes in capitalization) will be granted automatically (i) to each person who becomes an Outside Director after the date the 2003 Director Plan was approved by the stockholders of the Company and (ii) to each Outside Director on each date on which an annual meeting of the stockholders of the Company is held, provided that such Outside Director does not then hold any options under the 1993 Director Option Plan that have not vested as of such date. In August 2006, each non-employee director received a grant of Director Options to purchase 4,000 shares of Common Stock. The exercise price per share of any Director Option will be the fair market value of one share of Common Stock on the date of grant. While the Company’s stock is listed on a national securities exchange or other nationally recognized trading system such as the Nasdaq Stock Market, this will be the closing price per share of the Company’s Common Stock on the trading day immediately preceding the date of grant. Each Director Option shall be fully vested and exercisable in full on the date of grant. Director Options are exercisable until the tenth anniversary of the date of grant.

Compensation Discussion and Analysis

The Company’s executive compensation program is structured and administered to achieve three broad goals. First, the Compensation Committee structures executive compensation programs and decisions regarding individual compensation in a manner that the Compensation Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of business objectives of the Company, which are often targeted to the individual executive’s particular business unit. Finally, the Compensation Committee designs the Company’s executive compensation programs to provide executives with long-term ownership opportunities in the Company in an attempt to align executive and stockholder interests.

The Compensation Committee considers the input of the Company’s other directors, including the input of the Chief Executive Officer of the Company, with respect to the compensation of the Company’s other executive officers. The compensation of the Chief Executive Officer of the Company is recommended by the Compensation Committee without the Chief Executive Officer present during deliberations and voting. The Compensation Committee approved all of the compensation awarded to the Company’s executive officers for the fiscal year ended March 31, 2007. In connection with its review of compensation, the Compensation Committee recommends that the Company adopt the 2007 Stock Incentive Plan to make available more types of equity compensation which may be awarded to executive officers.

Executive Officer Compensation

The compensation for the Company’s executives consists of two elements based upon the foregoing objectives: (i) cash compensation, including base salary and bonus and (ii) equity-based incentives in the form of participation in the 2000 Plan and, in the future, the 2007 Stock Incentive Plan. The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and immediate compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

In determining the compensation of each executive officer, including the Named Executive Officers, the Compensation Committee considers numerous factors such as (i) the individual’s performance, including the expected contribution of the executive officer to the Company’s goals, (ii) the Company’s long-term needs and goals, including attracting and retaining key management personnel and (iii) the Company’s competitive position, including data on the payment of executive officers at comparable companies. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions and the historic compensation levels of the individual.

In establishing the cash and equity compensation to award to each current executive officer, the Compensation Committee examines the progress that the Company has made in areas under the particular executive officer’s supervision, such as manufacturing or sales, and the overall performance of the Company. The Compensation Committee currently places significant emphasis on the progress and success of the Company with respect to matters such as product development, including product design and manufacturing, and enhancement of the Company’s patent and licensing position as well as on the Company’s overall financial performance and sales by product line. The compensation structure is designed to reward our employees if they achieve the Company’s goals and also to reward them if they are successful in increasing stockholder value. The Compensation Committee does not establish specific goals or milestones that automatically trigger cash or equity compensation for the executive officers but rather determines each executive officer’s compensation after taking into account actions by such officer to accomplish Company goals.

The Compensation Committee currently intends to perform on a regular basis a strategic review of the Company’s executive officers’ overall compensation packages to determine whether they provide adequate incentives and motivation and whether they adequately compensate the Company’s executive officers.

At its April 4, 2007 meeting, the Compensation Committee established annual salaries and cash bonuses for each of its executive officers of the Company, awarded stock options and established severance payments.

Cash Compensation Component

In determining cash compensation, specifically, the Compensation Committee considers compensation that is payable by companies which it compete for executives, companies that are the Company’s competitors, companies that are in similar stages of development as well as those companies which the Compensation Committee has specific knowledge. To this end, the Compensation Committee works with management to identify appropriate market comparisons. The Compensation Committee believes that providing base salaries and benefits to its executive officers that are competitive with the marketplace enables the Company to attract and retain key executives.

Equity Compensation Component

The Compensation Committee generally provides executive officers stock option awards to reward them for achieving business objectives and to provide them with long-term ownership opportunities. Equity compensation aligns employee incentives with the interests of stockholders because the value only increases if the Company’s stock increases over time. Equity awards have historically been granted to our executive officers in the form of stock options, which are granted with an exercise price equal to the market price of the stock on the date of the grant. Option grants help retain key employees because the options typically cannot be exercised if the employee is not employed by the Company at the time the option vests. The typical four year vesting schedule helps keep employees focused on long-term performance.

Equity-based compensation is generally granted to executive officers annually after Compensation Committee review of the executive officer’s performance and also are typically granted in connection with a significant change in responsibility or when an executive officer joins the Company. The annual equity compensation granted to executive officers is within the discretion of the Compensation Committee based upon executive officer performance and responsibilities. The exercise price of all grants is the closing price on the last completed day of trading prior to the meeting of the Compensation Committee. The Compensation Committee approved all of the equity granted to executive officers in the fiscal year ended March 31, 2007.

The Company believes it will continue to provide compensation packages, consisting of cash compensation and equity incentives, which are at least competitive with similarly situated companies.

Compensation of the Chief Executive Officer

The compensation philosophy applied by the Committee in establishing the compensation for the Company’s Chief Executive Officer is the same as for the other senior management of the Company—to provide a competitive compensation opportunity that rewards performance.

Mr. Hadani has served as Chief Executive Officer since February 2003. The Compensation Committee approved a salary of $277,445 for Mr. Hadani for the fiscal year ended March 31, 2007, which was subsequently increased to $290,000 at the Compensation Committee’s April 4, 2007 meeting. Mr. Hadani was also granted on January 19, 2007 a stock option grant of 350,000 shares on as recognition for his role in the transaction with Medtronic for the sale of the ENT EndoSheath® assets and a stock option grant of 50,000 shares with respect to the development of a certain new product.

Employment Agreements and Change in Control Agreements

The Company has entered into employment letter agreements with each of Messrs. Hadani, Cohen, and Babini. The Company has also established for certain of its executive officers levels of severance pursuant to which upon termination of employment without cause or following a change of control, each such officer will be eligible for certain benefits described in “Executive Compensation-Potential Payments upon Termination or Change of Control”. It is the Company’s intent that by entering into these agreements, it will serve to attract and retain executive officers and provide existing executive officers with comparable compensation packages to other similarly-situated companies. For further information concerning the agreements with executive officers, see “Executive Compensation—Potential Payments upon Termination or Change of Control” and “—Agreements with Directors and Named Executive Officers”.

Other Benefits

Executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability and accidental death and dismemberment insurance, and our

401(k) plan, in each case on the same basis as the Company’s other employees, subject to applicable law. The Company also provides vacation and other paid holidays to all employees, including the Company’s executive officers.

Accounting Treatment

We account for equity compensation paid to our employees under SFAS 123R, which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure the cash compensation element of our incentive compensation so that it is taxable to our executives at the time it become available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to a public company for certain compensation in excess of $1,000,000 paid to a company’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Although the Company has not paid any of its executive officers annual compensation over $1,000,000 and has no current plan to do so, it currently intends to structure all future performance-based compensation of its executive officers in a manner that complies with this statute.

2007 Stock Incentive Plan

The 2007 Stock Incentive Plan is being recommended by the Board of Directors for approval by the Company’s stockholders as Proposal 3. The purpose of the 2007 Stock Incentive Plan is to further enhance the Company’s ability to attract, retain and motivate employees, including the executive officers, who make significant contributions to the Company by providing additional equity ownership opportunities and performance-based incentives. The 2007 Stock Incentive Plan will make available for grants to executive officers, directors and employees not only option grants but also restricted stock and other stock-based awards.

Executive Compensation and Other Information

Summary Compensation

The following table sets forth certain information concerning the compensation, for the last three fiscal years, for (i) the Company’s Chief Executive Officer and the Company’s Chief Financial Officer at March 31, 2007, (ii) each of the Company’s most highly compensated other executive officers of the Company at March 31, 2007, (iii) a former executive officer for whom disclosure would have been provided pursuant to (ii) above but for the fact that the executive officer was no longer employed by the Company at March 31, 2007 and (iv) one executive office for whom disclosure would have been provided but for the fact that he was not an executive officer at March 31, 2007 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)
Ron Hadani,	2007	$278,994	$7,115	$341,127	$3,300
President and Chief Executive	2006	$276,762	$0	$0	$3,215
Officer	2005	$250,000	$0	$0	$2,714
Yoav M. Cohen,	2007	$96,175	$0	$16,683	$643
Chief Financial Officer and Secretary(3)
Marc S. Landman,	2007	$140,551	$0	$0	$2,108
Vice President Operations	2006	$126,053	$0	$0	$1,929
	2005	$131,037	$0	$0	$1,892
James A. Tracy,	2007	$162,671	$0	$0	$2,108
Former Vice President Finance;	2006	$141,472	$0	$0	$1,966
Treasurer; Chief Financial Officer; Controller; Secretary(4)	2005	$132,309	$0	$0	$1,939
Carlos Babini,	2007	—	—	—	—
Executive Vice President Chief Sales and Marketing Officer(5)
Jitendra Patel,	2007	$120,232	$0	$0	$1,735
Vice President Sales and Marketing	2006	$119,793	$0	$0	$1,797
of Machida, Inc.	2005	$114,573	$0	$0	$1,579

(1)          The amounts included in the “Option Awards” column represents the compensation cost recognized for the fiscal year ended March 31, 2007 related to option awards pursuant to Statement of Accounting Standards No. 123R.

(2)          Consists of Company contributions to the Company’s 401(k) Plan. In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits in an aggregate amount that is less than $10,000 is not disclosed.

(3)          Mr. Cohen became Chief Financial Officer as of January 1, 2007. From September 2006 until December 31, 2006, Mr. Cohen served as a Vice President of the Company.

(4)          As of December 31, 2007, Mr. Tracy was no longer employed by the Company.

(5)          Mr. Babini commenced employment with the Company in April 2007. Mr. Babini is listed as a Named Executive Officer even though he was not serving as an executive officer of the Company during the fiscal year ended March 31, 2007.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information concerning each grant of an award made under any plan to a Named Executive Officer in the fiscal year ended March 31, 2007.

Name	Grant Date	All Other Option Awards Number of Securities Underlying (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Ron Hadani	1/19/2007	400,000	$1.44	$341,127
Yoav M. Cohen	9/25/2006	150,000	$1.34	$133,465
Marc S. Landman		—	—	—
James A. Tracy		—	—	—
Jitendra Patel		—	—	—
Carlos Babini		—	—	—

(1)          Options were issued with an exercise price equal to the fair market value on the date of grant, which was based on the most recent closing price of the Company’s stock immediately prior to the award. The options granted to Mr. Hadani for 350,000 shares vested upon the closing of the transaction with Medtronic for the sale of the Company’s ENT EndoSheath assets. The remaining options for 50,000 shares will vest on the announcement of the development of a new product. All of these options may be exercised over ten years from the date of grant. The options granted to Mr. Cohen vest ratably over a four year period and may be exercised for ten years from the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning unexercised options that have been granted to of each Named Executive Officer and that are outstanding as of March 31, 2007.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Exercise Date
Ron Hadani	400,000	0		$1.05	2/1/2013
	288,000	192,000	(1)	$1.04	6/6/2013
	432,000	288,000	(1)	$1.09	6/6/2013
	350,000	50,000	(2)	$1.44	1/19/2017
Yoav M. Cohen	0	150,000	(3)	$1.34	9/25/2016
Marc S. Landman	20,000	0		$1.188	5/29/2007
	30,000	0		$1.500	7/1/2009
	30,000	0		$1.310	8/24/2010
	50,000	0		$1.063	3/27/2011
	28,750	0		$0.790	8/15/2012
	30,000	0		$0.890	12/17/2012
	7,500	0		$1.040	6/6/2013
	7,500	0		$1.090	6/6/2013
	10,000	10,000	(3)	$2.050	7/25/2015
	3,750	11,250	(3)	$1.750	3/31/2016
Jitendra Patel	20,000	0		$1.188	5/29/2007
	20,000	0		$1.500	7/1/2009
	20,000	0		$1.310	8/24/2010
	1,250	0		$0.790	8/15/2012
	5,000	5,000	(3)	$2.050	7/25/2015
	2,500	7,500	(3)	$1.750	3/31/2016

(1)          Vest ratably over five years.

(2)          Vest upon announcement of product under development.

(3)          Vest ratably over four years.

OPTIONS EXERCISED

The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended March 31, 2007 for each of the Named Executive Officers on an aggregated basis.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Ron Hadani	0	0
Yoav M. Cohen	0	0
Marc S. Landman	10,000	$11,875
James A. Tracy	71,203	$67,039
Jitendra Patel	0	0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of the executive officers named in the table below are entitled to receive certain severance payments upon termination of employment without cause or following a change in control, as more fully described under “Agreements with Directors and Named Executive Officers”. In the case Messrs. Hadani, Cohen, and Babini, they would be entitled to severance payments in an amount equal to up to twelve months of their respective salaries. In the case of Mr. Landman, he would be entitled to severance payments in an amount equal to up to six months of his salary. Any such payments would be paid pursuant to the Company’s normal payroll practices.

Agreements with Directors and Named Executive Officers

The Company and Mr. Hadani entered a letter agreement on January 24, 2003, which was amended as of April 4, 2007, with respect to the terms of Mr. Hadani’ s employment as Chief Executive Officer of the Company. Under the agreement, Mr. Hadani’s annual base salary is set at $290,000, subject to annual review. In addition, on January 19, 2007, the Company agreed to grant to Mr. Hadani additional options to purchase 400,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Common Stock on the date of grant. The option with respect to 350,000 of the Company’s shares of Common Stock vested upon the Closing of the sale of certain of the Company’s assets to Medtronic, Inc. with respect to the Company’s ENT EndoSheath® business. The remaining amount of these options will vest upon the announcement by Company of a specific new product that is under development. In addition, the letter agreement provides that Mr. Hadani will receive up to twelve months severance upon his termination of employment without cause or following a change of control.

The Company and Mr. Cohen entered into a letter agreement on September 25, 2006, which was amended as of April 4, 2007, pursuant to which Mr. Cohen was named the Company’s Chief Financial Officer, effective January 1, 2007. Under the letter agreement, Mr. Cohen’s annual base salary was initially set at $205,000. In addition, on April 4, 2007, the Company agreed to grant Mr. Cohen options to purchase an additional 350,000 shares of common stock of the Company at an exercise price equal to the closing price of the Common Stock on the date of grant. Under the letter agreement, Mr. Cohen is entitled to severance payments equal to up to twelve months of his salary if his employment is terminated by the Company without cause or following a change of control.

The Company and Mr. Babini have entered into a letter agreement effective April 17, 2007, pursuant to which Mr. Babini’s base salary is $233,000, subject to annual review. In addition, the Company agreed to grant Mr. Babini an option to purchase 500,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Common Stock on the date of grant.

Under the terms of a letter agreement dated July 18, 1997, and revised on July 28, 2005, between the Company and Mr. Tracy, the Company’s former Vice President of Finance and Chief Financial Officer, Mr. Tracy was granted an option to purchase 50,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Common Stock on the date of the letter agreement. This option has since vested in full in accordance with its terms.

Under the terms of an agreement between the Company and Mr. Oneda, one of the Company’s founders and a member of the Board of Directors, Mr. Oneda agreed to eliminate his salary effective September 30, 2005. In addition, the Company and Mr. Oneda agreed to pay Mr. Oneda $120,000 annually until the compensation accrued but unpaid to Mr. Oneda from October 1995 through December 2001 was fully paid. This compensation will be paid in full prior to September, 2007.

Mr. Pell, one of the Company’s founders and a member of the Board of Directors, is an employee of the Company and received a salary of $l09,270 in the fiscal year ended March 31, 2007.

Certain Relationships and Related Transactions

In the fiscal year ended March 31, 2007, the Company purchased approximately $1,069,000 of flexible endoscope components from a subsidiary of Pentax Corporation (“Pentax”), pursuant to a March 16, 1992 supply agreement between the Company and Pentax. Pentax is the record and beneficial holder of 5.0% of the Company’s outstanding Common Stock.

The Company signed a term sheet, dated November 2005, with VisionSense, Inc. (“VisionSense”) relating to a potential commercial relationship between the two companies, and the parties are currently in ongoing discussions regarding definitive agreements for this relationship. Two of the Company’s directors, Lewis C. Pell and Katsumi Oneda, are directors of VisionSense and own beneficially, directly or indirectly, approximately 25% of the capital stock of the company on a fully diluted basis. The Company’s Audit Committee has been advised of the pendency of this potential transaction, and any binding commitment of the Company to VisionSense will be subject to prior approval of the Company’s Audit Committee and the disinterested members of the Company’s Board of Directors and their determination that the terms of any transaction entered into by the parties would be at least as favorable to the Company as could have been obtained from unaffiliated third parties.

The Company has a policy that transactions, if any, between the Company and its officers, directors or other affiliates must (a) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties, (b) be approved by a majority of the members of the Board of Directors and (c) be approved by a majority of the disinterested members of the Board of Directors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement and required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended March 31, 2007.

Compensation Committee
Kenneth V. Anstey, Chairman
David W. Anderson

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Company’s Board of Directors is composed of three members of the Board and acts under a written charter first adopted and approved in March 2000. A copy of the Audit Committee Charter is available on the Company’s website at www.visionsciences.com. The members of the Audit Committee are independent directors, as defined by its charter and the rules of The Nasdaq Stock Market and Securities and Exchange Commission. The current members of the Audit Committee are Kenneth W. Anstey, Warren Bielke (Chairman) and John J. Wallace. The Company’s Board of Directors has determined that Mr. Wallace is an “audit committee financial expert” and independent within the meaning of the rules of the Securities and Exchange Commission.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended March 31, 2007 and discussed these financial statements with the Company’s management. Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report on those financial statements. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting and financial personnel and the independent registered public accountants, the following:

•       the plan for, and the independent registered public accountant’s report on, each audit of the Company’s financial statements;

•       the Company’s financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to shareholders;

•       changes in the Company’s accounting practices, principles, controls or methodologies;

•       significant developments or changes in accounting rules applicable to the Company; and

•       the adequacy of the Company’s internal controls and financial personnel.

Management represented to the Audit Committee that the Company’s financial statements had been prepared in accordance with generally accepted accounting principles.

The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards (“SAS”) 61, as amended, Communications with Audit Committees with BDO Seidman, LLP, the Company’s independent registered public accountants. SAS 61 requires the Company’s independent registered public accountants to discuss with the Company’s Audit Committee, among other things, the following:

•       methods to account for significant or unusual transactions;

•       the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•       the process used by management in formulating particularly sensitive accounting estimates and the basis for the registered public accountant’s conclusions regarding the reasonableness of those estimates; and

•       disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Company’s independent registered public accountants also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Independence Standards Board Standard No. 1 requires registered public accountant’s annually to disclose in writing all relationships that in the registered public accountant’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit Committee discussed with the independent registered public accountant’s the matters disclosed in this letter and their independence from the Company. The Audit Committee also considered whether the independent registered public accountant’s provision of the other, non-audit related services to the Company that are referred to in “Auditors Fees and Services” is compatible with maintaining such registered public accountant’s independence.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent registered public accountant’s, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007.

Audit Committee
Warren L. Bielke, Chairman
Kenneth W. Anstey
John J. Wallace

Auditor Fees and Services

The table below summarizes the audit fees billed to the Company and its consolidated subsidiaries during each of the Company’s two most recent fiscal years.

	Year Ended March 31, 2006		Year Ended March 31, 2007
	Amount	Percentage	Amount	Percentage
Audit Fees(1)	$97,517	73%	$211,331	88%
Audit-Related Fees(2))	20,000	15	12,200	5%
Tax Fees(3)	16,785	12	14,600	6%
All Other Fees	0	0	2,093	1%
Total	$134,302	100%	$240,224	100%

(1)          “Audit Fees” are fees related to services rendered by the Company’s independent registered public accountants for the audit of annual financial statements and review of the quarterly financial statements as well as for those services that are normally provided by the accountant in connection with statutory and regulatory filings.

(2)          “Audit-Related Fees” are fees related to due diligence investigations and to other assignments relating to internal accounting functions and procedures, and financial reporting not otherwise covered by “Audit Fees”.

(3)          “Tax fees” are fees for professional services rendered by the Company’s independent registered public accountants for tax compliance, tax advice and tax planning on actual or contemplated transactions.

Audit Committee’s pre-approval policies and procedures

The Audit Committee of the Company’s Board of Directors chooses and engages the Company’s independent registered public accountants to audit the Company’s financial statements. In April 2004, the Company’s Audit Committee adopted a policy requiring management to obtain the Audit Committee’s approval before engaging the Company’s independent registered public accountants to provide any audit or permitted non-audit services to the Company or its subsidiaries. This policy, which is designed to assure that such engagements do not impair the independence of the Company’s independent registered public accountants requires the Audit Committee to pre-approve annually various audit and non-audit services that may be performed by the Company’s independent registered public accountants.

The Company’s Chief Financial Officer reviews all management requests to engage the Company’s independent registered public accountants to provide services and approves the request if the requested services are of the type pre-approved by the Audit Committee. The Company informs the Audit Committee of these approvals at least quarterly. Services of the type not pre-approved by the Audit

Committee require pre-approval by the Audit Committee on a case-by-case basis, subject to exceptions permitted by law. The Audit Committee is not permitted to approve the engagement of the Company’s independent registered public accountants for any services that fall into a category of services that is not permitted by applicable law or if the services would be inconsistent with maintaining the registered public accountant’s independence. All of the services performed by the independent registered public accountants in fiscal 2007 were pre-approved by the Audit Committee and, thus, the Company did not rely on any such exception to the pre-approved requirements.

Code of Ethics

In 2004, the Board adopted a Code of Ethics that is intended to serve as a set of guiding principles to promote integrity and compliance with the law in the conduct of the Company’s business. The Code of Ethics applies to all directors, officers and employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The code of ethics may be obtained free of charge by writing Vision Sciences, Inc., Attn: Chief Financial Officer, 40 Ramland Road South, Orangeburg, New York 10962.

COMPARATIVE STOCK PERFORMANCE

The following graph compares the cumulative total stockholder return on the Common Stock of the Company between March 31, 2002 and March 31, 2007 (the end of fiscal 2007) with the cumulative total return of (i) the Russell 2000 Index and (ii) the Nasdaq Medical Equipment Index. This graph assumes the investment of $100 on March 31, 2002 in the Company’s Common Stock, the Russell 2000 Index and the Nasdaq Medical Equipment Index, and assumes dividends are reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG VISION-SCIENCES, INC., THE RUSSELL 2000 INDEX
AND THE NASDAQ MEDICAL EQUIPMENT INDEX

*$100 invested on 3/31/02 in stock or index-including reinvestment of dividends.

Fiscal year ending March 31.

	Cumulative Total Return
	3/02	3/03	3/04	3/05	3/06	3/07
Vision-Sciences, Inc.	$100.00	$73.33	$205.93	$273.33	$129.63	$80.00
Russell 2000	100.00	71.98	121.44	116.56	151.08	151.10
Nasdaq Medical Equipment	100.00	90.63	136.25	137.53	168.90	175.34

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected and recommends the firm of BDO Seidman, LLP (“BDO Seidman”) as the Company’s independent registered public accountants for the current fiscal year. BDO Seidman has served as the Company’s independent registered public accountants beginning in the fiscal year ended March 31, 2003. Although stockholder approval of the Board of Directors’ selection of BDO Seidman is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

Representatives of BDO Seidman are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

PROPOSAL 3: APPROVAL OF COMPANY’S 2007 STOCK INCENTIVE PLAN

A summary of the Company’s 2007 Stock Incentive Plan (the “Stock Incentive Plan”) is set forth below. The discussion is qualified in its entirety by reference to the Stock Incentive Plan, a copy of which is attached as Appendix A to this proxy statement.

Purpose

The purpose of the Stock Incentive Plan is to enhance the Company’s ability to attract, retain and motivate persons who make important contributions to the Company, by providing equity ownership opportunities and performance-based incentives. The Board of Directors believes that the Stock Incentive Plan will advance the interests of the Company’s stockholders by better aligning the interests of the participants in the Stock Incentive Plan with those of the Company’s stockholders.

Eligibility

All the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock awards or other stock-based awards under the Stock Incentive Plan. The Board of Directors will determine who will participate in the Stock Incentive Plan based upon an employee’s achievement of corporate goals, management’s recommendations and the desire to incentivize the applicable employee, officer, director or consultant. We anticipate that approximately 10 persons will participate in the Stock Incentive Plan annually.

Administration

The Stock Incentive Plan provides that the Board of Directors will administer the Plan and will have the authority to grant awards and the terms of the awards, including the effect on the award of the disability, death, retirement or other change in employment or status of the participant. The Board of Directors may delegate any or all of its powers under the Stock Incentive Plan to one or more committees or subcommittees of the Board of Directors. Pursuant to this authority, the Board of Directors has delegated the administration of the Stock Incentive Plan to the Compensation Committee. When referring to the Board of Directors with respect to the Stock Incentive Plan, we are referring to the Board of Directors or any committee or subcommittee appointed by the Board of Directors under the Stock Incentive Plan.

Stock Available for Awards

The Stock Incentive Plan provides for up to 4,000,000 shares of Common Stock to be awarded under the Plan, subject to adjustments. If any award expires or is terminated without being exercised or Common

Stock is not issued, the unused Common Stock covered by the award will be available for grant under the Stock Incentive Plan, subject to tax limitations. The maximum number of shares of Common Stock to be granted to any participant under the Stock Incentive Plan is 2,000,000 per calendar year, subject to adjustments and subject to Section 162(m) of the Code. As of July 17, 2007, the closing price of the Company’s Common Stock as reported on the Nasdaq Capital Market was $1.46 per share.

Terms of Options

The Board of Directors may grant options to purchase Common Stock under the Stock Incentive Plan. The Board of Directors will determine at the time of the grant all terms of the options, including, the number of shares covered by each option, the exercise price, the conditions and limitations applicable to the exercise of each option and the duration of each option, which shall not be granted for a term of more than 10 years. The payment for the Common Stock upon exercise of an option, may be in cash, check, an irrevocable and unconditional undertaking by a broker to pay the Company, delivery of registered Common Stock owned by the participant valued at their fair market value, delivery of a promissory note or any other payment of lawful consideration as the Board of Directors may determine.

Restricted Stock

The Board of Directors may grant awards entitling recipients to acquire shares of Common Stock, subject to the Company’s right to repurchase all or part of the shares at their issue price or other stated or formula price, subject to the conditions determined and specified by the Board of Directors in the award.

Other Stock-Based Awards

The Stock Incentive Plan provides that the Board of Directors may grant other awards based upon the Common Stock of the Company, including shares based on certain conditions, convertible securities and stock appreciation rights.

Adjustment Provisions

Capitalization Changes

In the event of specified transactions involving the Company’s Common Stock, including stock splits, stock dividends, recapitalizations, spin-offs or other similar changes in capitalization other than a normal capital dividends, (1) the number of shares available under the Stock Incentive Plan, (2) the per-participant limit, (3) the number and class of securities exercisable under each option and the exercise price per share of each option, (3) the repurchase price per restricted stock award and (4) the terms of each other outstanding award, will each be appropriately adjusted by the Company to the extent that the Board of Directors determines that an adjustment is necessary and appropriate.

Significant Corporate Events

In the event of a proposed liquidation or dissolution of the Company, all options will be exercisable in full and will terminate upon the liquidation or dissolution. The effect of a liquidation or dissolution on restricted stock awards will be established at the time of the grant of the award.

Upon a reorganization event or the execution of an agreement with respect to a reorganization event, the Board of Directors will provide that all outstanding options be assumed or equivalent options substituted by the acquiring or succeeding entity and, if that reorganization event constitutes a change of control under the Stock Incentive Plan, the options will be immediately exercisable upon the reorganization event. If the acquiring or succeeding entity does not agree to assume or substitute the options, all unexercised options will become exercisable in full as of a specified time prior to the reorganization event and terminate prior to the reorganization event. If the consideration for the Common Stock in the reorganization event is cash, the Board of Directors may instead provide that the options will terminate upon the reorganization event and each participant will receive the equivalent of the consideration in the reorganization event for each share of the Common Stock subject to the option less the exercise price.

Upon a change of control event that is not also a reorganization event, all options will automatically become immediately exercisable in full.

A “reorganization event” is specified mergers or exchange of shares or such time when the directors at the time the Stock Incentive Plan is initially adopted (together with directors appointed by a majority of those directors) do not constitute the majority of the Board of Directors, subject to specified exceptions/

A “change of control” is the (1) consummation of a merger, consolidation, reorganization, share exchange or sale of all or substantially all of the assets of the Company unless following that business combination (a) substantially all of the stockholders entitled to elect directors prior to the event own more than 50% of the Common Stock and voting power entitled to elect directors of the resulting company in substantially the same proportions as they did in the Company prior to the transaction and (b) no person, other than Katsumi Oneda or Lewis C. Pell, owns 20% or more of the Common Stock or voting power to elect directors of the resulting company or (2) the acquisition by a person, group or entity of 50% or more of the outstanding Common Stock or the voting power entitled to elect directors, except acquisitions by Katsumi Oneda or Lewis C. Pell or any of their affiliates so long as after their acquisition neither person or their affiliates owns more than 40% of the Company’s Common Stock or outstanding voting securities to elect directors and subject to other exceptions in the Stock Incentive Plan.

These adjustments under the Stock Incentive Plan to the terms of the awards for significant corporate events may be viewed as anti-takeover provisions, which may have the effect of discouraging a proposal to acquire or otherwise control the Company.

Restrictions on Transfer

Except as the Board of Directors may otherwise provide in an award, the participant may not transfer, involuntarily or voluntarily, any award under the Stock Incentive Plan, except by will or by the laws of descent and distribution and during the life of the participant the award may only be exercisable by the participant.

Amendments to Granted Awards

The Board of Directors may amend, modify or terminate any award. The amendment is subject to the consent of the participant unless the Board of Directors determines that the modification would not materially and adversely affect the participant. The Board of Directors may, at any time, provide that options will be immediately exercisable in full or in part, that any restricted stock award may be free of restrictions or any other awards become exercisable.

Amendments to the Stock Incentive Plan

The Board of Directors may amend, suspend or terminate the Stock Incentive Plan provided that to the extent required by Section 162(m) of the Code, no award granted to a participant that is intended to comply with Section 162(m) after the date of the amendment shall be exercisable, realizable or vested until the amendment is approved the shareholders as required by Section 162(m). As a result, the Stock Incentive Plan may be amended to increase the cost of the Stock Incentive Plan to the Company or to alter the benefits under the plan, without the approval of the shareholders.

Federal Tax Consequences

The principal federal tax consequences to participants and to the Company of grants and awards under the Stock Incentive Plan are summarized below.

Nonqualified Stock Options.   Nonqualified stock options granted under the Stock Incentive Plan are not taxable to an optionee at grant but result in taxation at exercise, at which time the individual will recognize ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the Common Stock on the exercise date. The Company will be entitled to deduct a corresponding amount as a business expense in the year the optionee recognizes this income.

Incentive Stock Options.   An employee will generally not recognize income on grant or exercise of an incentive stock option; however, the amount by which the fair market value of the Common Stock at the time of exercise exceeds the option price is a required adjustment for purposes of the alternative minimum tax applicable to the employee. If the employee holds the Common Stock received upon exercise of the option for one year after exercise (and for two years from the date of grant of the option), any difference between the amount realized upon the disposition of the stock and the amount paid for the stock will be treated as long-term capital gain (or loss, if applicable) to the employee. If the employee exercises an incentive stock option and satisfies these holding period requirements, The Company may not deduct any amount in connection with the incentive stock option.

Stock Appreciation Rights.   There are no immediate federal income tax consequences to a participant when a stock appreciation right is granted. Instead, the participant realizes ordinary income upon exercise of a stock appreciation right in an amount equal to the cash and/or fair market value (on the date of exercise) of the shares of Common Stock received. The Company will be entitled to deduct the same amount as a business expense at the time.

Restricted Stock.   Generally, an employee will only recognize income on the restricted stock once it vests (when the restrictions lapse). Once vested, the employee will recognize compensation income on the difference between the fair market value of the restricted stock and the amount the employee paid for the stock, if any. The Company would receive a corresponding deduction in the same amount.

Under Section 83(b) of the Internal Revenue Code, the employee may elect to report compensation income for the tax year in which he or she receives a grant of restricted stock. Again, The Company will be entitled to take a corresponding deduction for federal income tax purposes. If the employee makes such an election, the amount of compensation income is the value of the restricted stock at the time of grant. Any later appreciation in the value of the restricted stock is treated as capital gain and recognized only upon a sale of the restricted stock.

Anticipated Awards under the Stock Incentive Plan

The grant of awards to be allocated under the Stock Incentive Plan for each executive officer (including those named in the Summary Compensation Table above, executives as a group, non-executives directors as a group and non-executive officer employees as a group will be determined by, and is subject to the discretion of, the Board of Directors. As of the date of this proxy statement, there has been no determination as to future awards under the Stock Incentive Plan, except that options for 650,000 shares of Common Stock were granted in the aggregate to certain employees under the Stock Incentive Plan, subject to stockholder approval of the Stock Incentive Plan. Accordingly, future amounts or benefits under the Stock Incentive Plan are not determinable at this time.

The Board of Directors favors a vote FOR the approval of the Stock Incentive Plan.

Certain stockholders, who collectively own 19,270,668 shares of the Company’s Common Stock, or approximately 55% of the Company’s Common Stock, have entered into voting agreements pursuant to which they have agreed to vote FOR the approval of the Company’s 2007 Stock Incentive Plan. These stockholders hold a sufficient number of shares to approve Proposal 3, even if no other shares are voted for it. As a result, the 2007 Company’s Stock Incentive Plan will be approved.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

This solicitation of proxies is made on behalf of the Company and the Company will bear all costs of solicitation. In addition to solicitations by mail, the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

Householding of Annual Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you call or write the Company at the following address or phone number: 40 Ramland Road South, Orangeburg, New York 10962, Telephone: (845) 365-0600, Attention: Yoav M. Cohen. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received by the Company at its principal office in Orangeburg, New York not later than April 23, 2008.

If a stockholder of the Company wishes to present a proposal at the 2008 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must give written notice to the Company at its principal office in Orangeburg, New York not later than May 23, 2008.

Incorporation by Reference

In our filings with the Securities and Exchange Commission, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the Securities and Exchange Commission, which information should be considered as part of the filing that you are reading. Our Annual Report on Form 10-K for the year ended March 31, 2007, and any amendments thereto, is incorporated herein by reference. Based upon Securities and Exchange Commission regulations, each of the Compensation Committee report and the report of the Audit Committee is not specifically incorporated by reference into any other filings that we make with the Securities and Exchange Commission, other than our Annual Report on Form 10-K. This proxy statement is sent to you as part of the proxy materials for the 2007 Annual Meeting of Stockholders. We will provide you, upon request and without charge, a copy of all information incorporated by reference in this proxy statement by first class mail or other equally prompt means with in one business day of such request. Requests should be made to Vision-Sciences, Inc., 40 Ramland Road South, Orangeburg, New York 10962, Telephone: (845) 365-0600 Attention: Yoav M. Cohen. You may not consider this proxy statement as material for soliciting the purchase or sale of our common stock.

By Order of the Board of Directors,
/s/ LEWIS C. PELL
Lewis C. Pell, Chairman
July 30, 2007

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

APPENDIX A

VISION-SCIENCES, INC.

2007 STOCK INCENTIVE PLAN

1.                 Purpose

The purpose of this 2007 Stock Incentive Plan (the “Plan”) of VISION-SCIENCES, INC., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company. The Plan will provide such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future subsidiary corporations as defined in Section 424(f) of the Internal Revenue of 1986, as amended, and any regulations promulgated thereunder (the “Code”).

2.                 Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock awards, or other stock-based awards (each, an “Award”) under the Plan. Each person who has been granted an Award under the Plan shall be deemed a “Participant.”

3.                 Administration and Delegation

(a)   Administration by Board of Directors.   The Plan will be administered by the Board of Directors of the Company (the “Board”). The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b)   Appointment of Committees.   To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

4.                 Stock Available for Awards

(a)   Number of Shares.   Subject to adjustment under Section 8, Awards may be made under the Plan for up to 4,000,000 shares of common stock, $.01 par value per share, of the Company (the “Common Stock”). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b)   Per-Participant Limit.   Subject to adjustment under Section 8, for Awards granted after the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), the

maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 2,000,000 per calendar year. The per Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code (“Section 162(m)”).

5.                 Stock Options

(a)   General.   The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b)   Incentive Stock Options.   An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

(c)   Exercise Price.   The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement.

(d)   Duration of Options.   Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of 10 years.

(e)   Exercise of Option.   Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

(f)    Payment Upon Exercise.   Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)          in cash or by check, payable to the order of the Company;

(2)   except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

(3)   when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law and (ii) such Common Stock was owned by the Participant at least six months prior to such delivery;

(4)   to the extent permitted by the Board, in its sole discretion by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5)   by any combination of the above permitted forms of payment.

(g)   Substitute Options.   In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5.

6.                 Restricted Stock

(a)   Grants.   The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

(b)   Terms and Conditions.   The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

7.                 Other Stock-Based Awards

The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

8.                 Adjustments for Changes in Common Stock and Certain Other Events

(a)   Changes in Capitalization.   In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the per-Participant limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, (iv) the repurchase price per share subject to each outstanding Restricted Stock Award, and (v) the terms of each other outstanding Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 8(a) applies and Section 8(c) also applies to any event, Section 8(c) shall be applicable to such event, and this Section 8(a) shall not be applicable.

(b)   Liquidation or Dissolution.   In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Restricted Stock Award or other Award granted under the Plan at the time of the grant of such Award.

(c)   Reorganization and Change of Control Events.

(1)         Definitions:

(a)    “Reorganization Event” shall mean:

(i)    any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property;

(ii)   any exchange of shares of the Company for cash, securities or other property pursuant to a share exchange transaction; or

(iii) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board.

(b)   “Change of Control Event” shall mean:

(i)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided. however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (i) of this definition, (D) any acquisition by Katsumi Oneda or Lewis C. Pell, or any affiliate thereof (within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended) (or their respective spouses and minor children or by a trust for the benefit of any of such persons) (each party is referred to herein as an “Exempt Person”) of any shares of Common Stock; provided that, after such acquisition, such Exempt Person does not beneficially own more than 40% of either (i) the Outstanding Company Common Stock of (ii) the Outstanding Company Voting Securities; or

(ii)   the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any Exempt Person, the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 20% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

(2)         Effect on Options:

(a)    Reorganization Event.   Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);provided that if such Reorganization Event also constitutes a Change in Control Event, such assumed or substituted options shall be immediately vested and exercisable in full upon the occurrence of such Reorganization Event. For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event. Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefore, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

(b)   Change in Control Event.   Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, all Options then outstanding shall automatically become vested and immediately exercisable in full.

9.                 General Provisions Applicable to Awards

(a)   Transferability of Awards.   Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b)   Documentation.   Each Award shall be evidenced by a written instrument in such form as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)   Board Discretion.   Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)   Termination of Status.   The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

(e)   Withholding.   Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may, to the extent then permitted under applicable law, satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f)    Amendment of Award.   The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefore another Award of the same or a different type, changing the date of exercise or realization, changing the option exercise price and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g)   Conditions on Delivery of Stock.   The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company,

(ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)   Acceleration.   The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of restrictions in full or in part or that any other Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

10.          Compliance with Section 409A of the Code

(a)   Intention to Comply with 409A.   To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause this Plan or any grant made hereunder to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants). Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)   “Service Recipient” Stock.   In order to determine for purposes of Section 409A of the Code whether a Participant is employed by a member of the Company’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Company under Section 414(c) of the Code) and, therefore, whether the shares of Common Stock that are or have been purchased by or awarded under this Plan to the Participant are shares of “service recipient” stock within the meaning of Section 409A of the Code:

(1)         Controlled Group Test in Code.   In applying Code Section 1563(a)(1), (2) and (3) for purposes of determining the Company’s controlled group under Section 414(b) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and

(2)         Controlled Group Test in Regulation.   In applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control with the Company for purposes of Section 414(c) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.\

11.          Miscellaneous

(a)   No Right To Employment or Other Status.   No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)   No Rights As Stockholder.   Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c)   Effective Date and Term of Plan.   The Plan shall become effective on the date on which it is adopted by the Board, but no Award granted to a Participant that is intended to comply with Section 162(m) shall become exercisable, vested or realizable, as applicable to such Award, unless and until the Plan has been approved by the Company’s stockholders to the extent stockholder approval is required by Section 162(m) in the manner required under Section 162(m) (including the vote required under Section 162(m)). No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d)   Amendment of Plan.   The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders as required by Section 162(m) (including the vote required under Section 162(m)).

(e)   Governing Law.   The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

VISION-SCIENCES, INC.

PROXY	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY	PROXY

PROXY FOR THE ANNUAL
MEETING OF
STOCKHOLDERS TO BE
HELD ON AUGUST 21,
2007

The undersigned, revoking all prior proxies, hereby appoint(s) Lewis C. Pell and Yoav Cohen, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Vision-Sciences, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of The Company at 40 Ramland Road South, Orangeburg, NY 10962 on August 21, 2007 at 10:00 a.m., local time, and at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate his intent to vote in person.

TO BE SIGNED ON REVERSE SIDE

(1)          To elect the Class I Directors listed below:

Nominees:	Lewis C. Pell
John J. Wallace

☐ FOR the nominees ☐ WITHHOLD AUTHORITY to vote for the nominees
☐ FOR, except vote withheld from the following nominee:

☐     FOR               ☐     AGAINST               ☐     ABSTAIN

(2)          To ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accountants.

☐     FOR               ☐     AGAINST               ☐     ABSTAIN

(3)          To approve the Company’s 2007 Stock Incentive Plan.

☐     FOR               ☐     AGAINST               ☐     ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY.

Signature:	Signature:
Date:	Date:

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorizing person.